Exhibit 1

                       CONSENT OF INDEPENDENT ACCOUNTANTS




         We consent to the incorporation by reference in the Prospectus Supplement of New Century Mortgage Securities, Inc. relating to New Century Home Equity Loan Trust, Series 2000-NCA, Asset Backed Pass-Through Certificates, of our report dated January 25, 2000, except for Note 18, as to which the date is March 14, 2000 on our audits of the consolidated financial statements of Financial Security Assurance Inc. and Subsidiaries as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999. We also consent to the reference to our Firm under the caption "Experts."


                                        /s/ PriceWaterhouseCoopers L.L.P.
                                        PRICEWATERHOUSECOOPERS L.L.P.




June 23, 2000